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FOREMOST IN COPPER
fcx.com | NYSE: FCX

ADDRESS:
333 North Central Avenue
Phoenix, AZ 85004

FINANCIAL CONTACTS:
Kathleen L. Quirk
(602) 366-8016

David P. Joint
(504) 582-4203

MEDIA CONTACT:
Linda S. Hayes
(602) 366-7824

Freeport-McMoRan Announces Redemption of 3.55% Senior Notes Due 2022

PHOENIX, AZ, October 21, 2021 — Freeport-McMoRan Inc. (NYSE: FCX) announced today that a notice has been issued to redeem on December 1, 2021, all of its outstanding $524.0 million aggregate principal amount of 3.55% Senior Notes due 2022 (3.55% Notes), at a redemption price equal to 100% of the principal amount of the 3.55% Notes outstanding, plus accrued and unpaid interest to, but not including, the redemption date. On October 21, 2021, U.S. Bank National Association, as trustee for the 3.55% Notes, distributed to the registered note holders written notice of the terms of this redemption.

FCX will use cash to fund the redemption. At September 30, 2021, FCX had $9.7 billion in consolidated debt and consolidated cash and cash equivalents of $7.7 billion. Annual interest costs associated with the 3.55% Notes approximate $19 million.

FREEPORT: *Foremost in Copper*

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.

FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.

By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.

Cautionary Statement Regarding Forward-Looking Statements: *This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as plans, projections and expectations related to the redemption. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, FCX's ability to consummate the redemption; changes in FCX's cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions and other factors described in more detail under the heading "Risk Factors" in FCX's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (SEC).*

Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it undertakes no obligation to update forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

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